EXHIBIT 10.9

SunBiz Holdings Corp.

31 Route22

Suite 200

Bridgewater, NJ 08854

February 14. 2018

Advisory Agreement

Parties:

SunBiz Holdings Corp. (Advisor), with a principal place of business at 991 Route 22, Suite 200, Bridgewater, NJ 08807, agrees to provide to Amplitech Group. Inc. located at 620 Johnson A.venue. Bohemia, NY 11716, and its related parties and principals ( Amplitech’’) strategic advisory services.

Services:

Advisor agrees to provide the following services to Arnplitech Group Inc.:

•	Specific assistance in managing and developing market awareness of its corporate image in Asia and the Middle East.

•	Specific assistance in presentation of Ampltitech's products and1heir promotion, sales and distribution in Asia and the Middle East

•	Specific assistance in reviewing and qualifying industry professionals that are interested in doing business wi1h Amplitech in the United States and abroad

Terms:

The agreement will last for a period of 24 months from the date signed, herein

Compensation

Advisor will be paid compensation of a total of 2.2 million shares of Amplitech’s restricted common stock at current opening market price of $0.0325 per share on 2/14/2018. The stock will be issued on (2) different dates as follows:

1}	First installment of 500,000 shares will be issued to-day

2)	Second and final installment of 1,700,000 shares will be issued next quarter on 4/1/12018

The first installment will be payable upon commencement and signing of the agreement in the name of “SunBiz Holdings Corp.”, and the second installment will be payable on 4/1/2016.

Warranties and Representations

Advisor hereby warrants and represents:

•	That It is not a law firm and does not provide legal advice, but will rather defer to Amplitech’s SEC attorney on all legal matters.

The above terms are agreed upon:

SunBiz Holding Corp.

/s/ Suneel Sawant, CEO

Suneel Sawant, CEO

Amplitech Group, Inc.

/s/ Fawad Maqbool

Fawad Maqbool, CEO